EXHIBIT 4.1 - WAIVER AND CONSENT AGREEMENT DATED NOVEMBER 11, 2001
   BETWEEN AMCAST INDUSTRIAL CORPORATION AND PRINCIPAL LIFE INSURANCE COMPANY
               AND THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY


                          WAIVER AND CONSENT AGREEMENT


         THIS AGREEMENT is made this 11th day of November, 2001, among AMCAST INDUSTRIAL CORPORATION, an Ohio corporation ("Amcast"), and PRINCIPAL LIFE INSURANCE COMPANY and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY (together, the "Noteholders"), under the following circumstances:

                  A. Amcast and the Noteholders are parties to separate Note Agreements, each dated as of November 1, 1995, as amended (the "Note Agreements").

                  B. Amcast and the Noteholders also are parties to a Subordination, Waiver and Consent Agreement dated as of June 5, 2001 (the "Waiver Agreement") among Amcast, the Noteholders and certain other parties, pursuant to which the Noteholders waived the "Existing Noteholder Defaults" (as defined in the Waiver Agreement) for the period from March 4, 2001 through April 15, 2002 (the "Waiver Period").

                  C. Amcast and the Noteholders have agreed in principal to new financial covenants, as delineated on Schedule 1, to be included in the Note Agreements by amendment and, pending such amendment, Amcast has requested the Noteholders to extend the Waiver Period through September 1, 2002.

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, Amcast and the Noteholders agree as follows:

         1. Note  Agreement  Amendments.  Amcast  shall work  together  with the
            ----------------------------
Noteholders in good faith in order to finalize and enter into amendments to the Note Agreements to incorporate the agreed upon financial covenants into the Note Agreements within 30 days after the date of this Agreement.

         2. Extension of  Waiver  Period.   The  Noteholders  hereby  waive  the
            -----------------------------
Existing Noteholder Defaults through September 1, 2002, thereby extending the Waiver Period through that date.

         3. No Other  Modification.  Except as expressly set forth herein,  this
            -----------------------
Agreement shall not modify, amend or waive any provision of the Note Agreements, which shall remain in full force and effect in accordance with their terms and in accordance with the Waiver Agreement.

         4.  Counterparts.  This  Agreement  may be  executed  in any  number of
             -------------
counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. A manual signature of any party which is transmitted to another party, or to another party's counsel, by facsimile shall be deemed for all purposes to be an original signature.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                   AMCAST INDUSTRIAL CORPORATION


                                   By       /s/ Francis J. Drew
                                   Name:        Francis J. Drew
                                   Title:       Vice President Finance and
                                                   Chief Financial Officer


                                   PRINCIPAL LIFE INSURANCE COMPANY


                                   By       /s/ David S. Albright
                                   Name:        David S. Albright
                                   Title:       Authorized Signatory

                                   And By   /s/ Robert B. Lindstrom
                                   Name:        Robert B. Lindstrom
                                   Title:       Authorized Signatory


                                   THE NORTHWESTERN MUTUAL LIFE
                                            INSURANCE COMPANY


                                   By      /s/  Jeffrey J. Lueken
                                   Name:        Jeffrey J. Lueken
                                   Title:       It's Authorized Representative

                          AMCAST INDUSTRIAL CORPORATION         Schedule I
                          SENIOR NOTE COVENANT SUMMARY
                                ($ in thousands)

                                        4Q           1Q           2Q           3Q          4Q
                                    ---------    ---------    ---------    ---------    ---------
Free Cash Flow - Total
-----------------------------------
Total - Cumulative Plan             ($ 4,547)     $10,716      $ 8,752      $24,652      $36,764
Minumum Covenant Required           ($ 7,150)     $ 8,100      $ 6,100      $20,900      $31,200
Cushion above plan                   $ 2,603      $ 2,616      $ 2,652      $ 3,752      $ 5,564

Free Cash Flow - U.S. Ops
-----------------------------------
U.S. Operations - Plan              ($16,066)    ($ 8,377)    ($ 7,002)     $ 4,380      $13,435
Minimum Covenant Requirement        ($17,900)    ($10,200)    ($ 8,800)     $ 2,500      $11,600
Cushion above plan                   $ 1,834      $ 1,823      $ 1,798      $ 1,880      $ 1,835

Debt Repayment - U.S. Lenders                                                                        Total
-----------------------------------
Debt Repayment-plan                  $     0      $ 7,200      $     0      $ 2,250      $ 5,050      $14,500
Minimum Covenant Requirement         $     0      $ 5,000      $     0      $ 6,500      $ 5,000      $16,500
Cushion  (Stretch)                   $     0      $ 2,200      $     0     ($ 4,250)     $    50     ($ 2,000)

Total Liabilities to Tangible Net Worth
------------------------------------
Plan                                    5.56         6.06         6.58         6.41         6.20
Minumum Covenant Required               5.90         6.40         7.00         6.80         6.50
Net Worth Cushion                    $ 3,723      $ 3,069      $ 3,276      $ 3,191      $ 2,622

EBITDA
-------------------------------------
Plan                                              $ 4,768      $ 8,606      $17,121      $16,482
Minimum Covenant Requirement                      $ 3,338      $ 6,024      $13,697      $13,186
Cushion                                           $ 1,430      $ 2,582      $ 3,424      $ 3,296

